  EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Amendment no 2 to Form S-1 of SOBR Safe, Inc. of our report dated March 31, 2023, relating to our audit of the consolidated financial statements of SOBR Safe, Inc. and Subsidiaries as of and for the year ended December 31, 2022, which appear in the Annual Report on Form 10-K of SOBR Safe, Inc. for the year ended December 31, 2022. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Macias Gini O’Connell LLP

Irvine, California

December 10, 2024